Exhibit 99.1

August 10, 2009

Employment Offer Letter

Bahaa Moukadam

302 Enzo Drive

San Jose, CA 95138

Dear Bahaa,

It is with great pleasure that I confirm your offer of employment for the position of Chief Executive Officer. Upon acceptance, please sign this letter and return via fax (408-360-1212) and mail in the enclosed envelope at your earliest convenience.

1. Starting Salary: $20,833.33/month

2. Start Date: 8/5/2009

3. Job Duties (tentative assignments, some or all may change in future):

•	Set the vision and strategy of the Company

•	Implement the Company’s strategic goals and objectives

•	Give direction and leadership toward achieving the Company’s philosophy, mission statement, strategy and its annual goals and objectives

•	Build a world class senior management team

•	Formulate policies and planning recommendations to the Board in consultation with senior staff

•	Decide courses of action in operations by staff

•	Transform the Company’s culture to focus on customers, accountability and high performance while improving employee morale

•	Determine appropriate capital and investment priorities to maximize the Company’s success

•	Along with senior staff, help the Board of Directors to fulfill its corporate governance function

4. Working Hours: Starting from no later than 9:00 am daily.

5. Benefits (per company policy):

•	250,000 shares of stock options to be issued at the next meeting of the Compensation Committee of Board of Directors where shares are awarded.

•	10 paid holidays per year per company policy and paid time off per year per employee handbook

•	Medical, dental & vision insurance: 90% premium paid for employee

•	50% premium paid for spouse and children

•	401(k) plan per company policy

•	Others per employee handbook

6. Performance Review:

Your performance is subject to periodic Board review.

Bahaa Moukadam

Employment Offer Letter

August 10, 2009

7. Performance Bonus:

You will be eligible to receive a Performance Bonus targeted at 30% of your annual base salary. Such Performance Bonus plan will be developed by the Compensation Committee as soon as practicable at a future date. The Performance Bonus will be paid at the Board’s discretion. The Performance Bonus may be increased to up to three times annual base salary in the event of extraordinary achievement of objectives or eliminated entirely where objectives are not achieved. The Performance Bonus will be decided as soon as is practically possible following the end of the calendar year, but in any event no later than March 15 of the following calendar year. You must be employed on the payment date to receive the Performance Bonus.

8. Commuting Reimbursement:

Sunrise Telecom will continue to reimburse you for your commute and local living expenses under your current arrangement with the Company; provided, however, that the Company may review this arrangement during the first quarter of 2010.

9. Change in Control Severance:

Your current change in control severance arrangement as stated in your Addendum to Employment Offer Letter dated January 23, 2009 will remain in place until such time as the Company reviews its change in control severance policy for executives.

10. Termination Other Than for Cause:

Should your employment with the Company terminate due to an involuntary termination by the Company other than for Cause (as defined below), then the Company shall provide you with the following benefits:

a. Within thirty (30) days of the triggering event, a lump sum payment (less applicable withholding) in an amount equal to four (4) months of your base salary in effect as of the date of such termination.

b. Payment of your COBRA benefits for 4 months.

As used herein, termination shall be for “Cause” if:

(i) Employee neglects duties he is required to perform or violates a written policy of Company, other than as a result of incapacity due to physical or mental illness, and, after (A) being warned in writing, and (B) having had a reasonable opportunity to cure (the length of such cure period to be determined by taking into account the nature of the conduct resulting in the warning, but in no event to be less than 30 days), continues to neglect such duties or violate the specified Company policy;

(ii) Employee commits a material act of dishonesty or fraud;

(iii) Employee is convicted of any felony; or

Bahaa Moukadam

Employment Offer Letter

August 10, 2009

(iv) Employee is convicted of any crime related to his employment.

Very Truly Yours,

SUNRISE TELECOM INCORPORATED

/s/ HENRY P. HUFF
Henry P. Huff
Chairman

/s/ BAHAA MOUKADAM
Accepted by Bahaa Moukadam

Sunrise Telecom Incorporated advises that conditions of employment may change from time to time without prior notice, and that any such changes could affect one or more of the above employment descriptions. Employment with Sunrise Telecom is at-will and may be terminated by either Bahaa Moukadam or Sunrise Telecom for any reason at any time. Employment offer contingent upon verification of background. Offer expires August 12, 2009.